EXHIBIT 99.1

ASHFORD
Third Quarter 2018 Conference Call
November 2, 2018
11 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review results for Ashford for the third quarter of 2018 and to update you on recent developments. On the call today will be: Robison Hays, Co-President and Chief Strategy Officer, Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Co-President and Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 1, 2018 and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter of 2018 with the third quarter of 2017.

I will now turn the call over to Robison Hays. Please go ahead sir.

Introduction - Robison Hays

Good morning, and welcome to our call to discuss our financial results for the third quarter of 2018. Monty is feeling under the weather today and will not be joining today’s call. I will begin by giving a brief overview of our quarterly results and then will discuss in more detail our Enhanced Return Funding Program with Ashford Trust as well as our investor outreach efforts. Afterward, Deric will review our financial results. Jeremy will provide an update regarding our strategic investments as well as other initiatives, and then we will open it up for Q&A.

We delivered strong performance in the third quarter and are pleased with the groundwork we are laying for the continued success of our platform. For the quarter, revenues increased by 116%, Adjusted EBITDA was $4.1 million, and Adjusted Net Income per share was $0.75. We are very pleased with these results and believe they highlight the benefits of our strategy. It’s important to note that the prior year results did not include the results from J&S Audio Visual given we closed that transaction in November of 2017.

Historically, the third quarter is the most seasonal quarter for J&S, which skews the year-over-year comparisons and impacted our third quarter Adjusted EBITDA by $1.4 million.

Before discussing our growth strategy in more detail, I’d like to mention how excited we are about our new Enhanced Return Funding Program, or ERFP, agreement with Trust. The ERFP is a $50 million funding commitment designed to produce strong returns on hotel investments at Trust and strong fee growth at Ashford. So far, we are pleased to have completed two deals with Trust where we have committed to ERFP funding, and Trust has another acquisition in process that will also utilize ERFP. Trust is actively looking for additional deals that would use ERFP, and we are very bullish about the future prospects of this program and its positive benefits for both Ashford Inc. and Trust.

Our strategy is built around our ability to leverage the combined expertise of our management team to grow both our Company and the platforms we advise. We believe we have one of the most highly-aligned, stable and effective management teams in the hospitality industry, and acting like shareholders has distinguished us from others in our industry. We consider it one of our main competitive advantages.

Ashford currently advises two publicly-traded REIT platforms, Trust and Braemar Hotels & Resorts, which together own 130 hotels with approximately 28,000 rooms and approximately $7.7 billion of assets as of September 30, 2018.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. We believe it to be a scalable platform with attractive margins. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the base fee is maintained at a level at least 90% of the previous year’s base fee.

We have a fee structure in place that incentivizes Ashford to create shareholder value at its advised REIT platforms. With our base fee driven by their share price performance, and our incentive fee based on total shareholder return outperformance versus their REIT peers, our management team’s primary focus is maximizing returns.

Currently, our Company is focused on three areas of growth. First, we would like to accretively grow our existing REIT platforms. Second, as part of our growth strategy, we would like to add additional investment platforms, and third, through our service business initiatives, we are working diligently on opportunities to buy, invest in or incubate businesses related to the hospitality industry, such as Premier, OpenKey, Pure Rooms, J&S, Lismore Capital, and RED Hospitality & Leisure. Then, through our connections and our relationships with our advised REIT platforms and leveraging our asset management expertise, we can accelerate their growth dramatically.

We continue to be excited about the investments I just mentioned and Jeremy will be providing a more detailed update on all of these investments in a few minutes.

Looking ahead, we are very excited about the prospects for our strategic investments, and we are optimistic about the prospects for our two advised REIT platforms. Additionally, we see great opportunity for this platform to grow and deliver superior returns to our shareholders by adding additional investment platforms as well as investing in, or incubating other hospitality-related businesses.

We are very excited about our new Enhanced Return Funding Program, or ERFP, that we have in place with Ashford Trust. The ERFP is a $50 million funding commitment designed to produce strong returns on hotel investments at Trust and strong fee growth at Ashford. It does this in a very simple way. Ashford provides capital to Trust in order to reduce the amount of equity that Trust has to put into a hotel investment.

That reduction of equity materially improves equity returns to Trust, and in return, Ashford is paid the incremental fees it customarily receives from Trust and its assets. Capital from the Program will be sized to equal 10% of the total acquisition price of each new Trust hotel acquisition, and we expect that ERFP funding will be available for each hotel investment that Trust makes for a total of $500 million of acquisitions. To date, Trust has closed on or announced $211 million of acquisitions. Similar to our previous key money program, the funding takes the form of furniture, fixtures and equipment purchased by Ashford for use at Trust hotels. This allows us to get the benefit of the deduction for tax purposes, which significantly enhances our returns.

This Program is designed to create a Virtuous Cycle - Ashford provides capital to Trust, Trust buys assets which should result in higher equity returns, higher equity returns at Trust are expected to lead to potentially higher stock prices, higher stock prices at Trust lead to more accretive growth, more accretive growth leads to more fee streams to Ashford, and more fee streams at Ashford should lead to an increase in available cash to provide capital to Trust. The process then repeats and builds upon itself, creating the Virtuous Cycle. Trust has already completed two acquisitions utilizing the ERFP, the Hilton Old Town Alexandria and La Posada de Santa Fe. With the competitive benefits and strong returns that this program provides to Trust when underwriting deals, they will continue to be active in identifying strong, accretive acquisitions to pursue that are not only expected to benefit their bottom line and shareholders but will also do the same for us through our ERFP contribution for the reasons I just mentioned.

Turning to investor initiatives, one of our main goals at the company is to increase and broaden our investor base. One of the most effective ways to do this is by increasing our equity float. To that end, during the third quarter and subsequent to the end of the quarter, we completed an underwritten public offering of 280,000 shares of our common stock which increased our float by approximately 31% and broadened our investor base. Given the volatility in our stock associated with the publicly marketed equity raise, we have a preference going forward of raising equity capital via overnights, bought deals and privately marketed raises. However, given the $60+ million of cash on our balance sheet and available debt capacity on the platform, we currently do not have any intention to raise additional equity capital. Additionally, investor outreach remains a top priority for us, and last month we held our annual Ashford investor day in New York that was very well attended and gave us the opportunity to share the Ashford story and strategy with a number of existing and potential investors. Over the coming months, we also plan to attend a number of investor conferences targeting a wide range of investors from small and mid-cap-focused funds to industry dedicated investors, as well as to family offices and retail holders. These include the IPI Fall Conferences in both New York and Dallas, as well as the Southwest IDEAS Conference in Dallas in November, the LD Microcap Conference in Los Angeles in December, and the Spring IPI Forum in San Francisco in February 2019. We believe exposure at these conferences will provide further opportunity to tell our story and provide meaningful dialogue with potential investors.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks

Thanks, Robison.

Net income attributable to common stockholders for the quarter was $1.4 million, or $0.18 per diluted share, compared with a net loss of $1.9 million, or $1.05 per diluted share, for the prior year period.

For the third quarter, total revenues were $41.6 million, reflecting a 116% growth rate over the prior year.

Adjusted EBITDA for the quarter was $4.1 million, and Adjusted net income for the quarter was $2.6 million, or $0.75 per diluted share.

On the capital markets front, during the quarter and subsequent to the end of the quarter, we completed an underwritten public offering of 280,000 shares of common stock at a price to the public of $74.50 per share. Total net proceeds from the offering, after deducting the underwriters' discounts, commissions and offering expenses, were approximately $19.6 million.

At the end of the third quarter, the Company had $61.8 million in corporate cash and we currently have a fully diluted equity market capitalization of approximately $182 million.

Also, as of September 30, 2018, the Company had 2.9 million fully diluted total shares of common stock and units outstanding. We currently have 2.4 million common shares issued and outstanding, 0.2 million common shares earmarked for issuance under our deferred compensation program, and the balance relates to the GAAP treatment for in-the-money stock options, put options associated with the minority interests of our strategic investments, and some restricted stock. In our financial results, we also include 1.45 million shares from our Series B convertible preferred.

I will now turn the call over to Jeremy to discuss our strategic investments and other initiatives.

Operations - Jeremy Welter

Thank you Deric.

We are excited to provide updates on our Hospitality Products & Services businesses and their strong results and initiatives during the third quarter. To explain this strategy more fully: our Products and Services initiative is a unique investment strategy in the hospitality industry, where we strategically invest in operating companies that service the industry, and we act as an accelerator to grow these companies. In doing this, we believe we are able to establish synergies for our hotel platforms, providing attractive pricing and higher levels of service than they would receive from a third-party vendor. We are also able to grow our portfolio companies in a number of ways: by referring them to the hotels in our REITs; by leveraging our vast industry relationships; and by consulting on best operating practices.

We remain very excited about the acquisition of Premier Project Management and see significant opportunities going forward for that business. As mentioned at our Investor Day presentation in October, we have a number of initiatives and branding exercises we are focused on to accelerate growth and profitability in the long-term. We see tremendous opportunities for Premier Project Management to add significant value by diversifying our platform and growing the services that we can provide to hotels and hotel owners.

Moving on to our other Products and Services businesses, J&S Audio Visual is a leading single-source solution for meeting and event needs with an integrated suite of audio visual services, including show and event services, hospitality services, creative services, and design and integration. Our share of third quarter Adjusted EBITDA from J&S was negative $1.4 million, and since we closed the J&S acquisition in November of last year, our prior year third quarter results did not include anything from J&S. We had previously filed an 8-k in December 2017 with J&S’s historical financials that showed the seasonality of the business. Our third quarter results this year are generally consistent with historical third quarters for J&S as shown in that 8-k. If we compare J&S’s results year-over-year using the previous owner’s unaudited financial information, we continue to see outstanding growth at the company with revenue growth of 22% in the third quarter compared to the prior year. Year-to-date through the third quarter, revenue growth was 22% and Adjusted EBITDA growth was 36% compared to the prior year period. Additionally, since our investment in November 2017 through the end of the third quarter, revenues increased 22% or $12.6 million and Adjusted EBITDA increased 62% or $2.2 million over the prior year period. Results from integrating J&S into Ashford asset-managed hotels have been positive, with average revenue per group room night up 10% and average customer satisfaction scores up 19% since the transition occurred from the prior AV provider, highlighting the company’s incredible service level. These impressive results are due to the strong management and operational team at J&S supported by our commitment to the implementation of the many value-add initiatives we have identified this year. In the third quarter, the company executed a new non-Ashford contract with the Jacquard Hotel in Denver, increasing the company’s multi-year contracts in place with hotels and convention centers to 73 in addition to regular business representing over 2,500 annual events and productions and 500 venue locations. For the trailing twelve-month period ending September 30th 2018, revenue attributable to Ashford asset-managed hotels represented only 7% of total business for J&S, highlighting the exceptional opportunity remaining to accelerate growth at the company even further. We see a tremendous opportunity for integrating J&S into more hotels in the U.S. and internationally given the company’s outstanding reputation as a leading service provider in the industry.

Lismore Capital has been providing debt placement services to our advised REIT platforms since the third quarter of 2017. These are services, which otherwise would have been provided by third parties, for Trust and Braemar on competitive pricing terms related to property-level debt financings. To that end, Lismore Capital generated $350,000 of revenue in placement fees in the third quarter resulting in $7.1 million in total placement fees since the third quarter of 2017 when services began. Trust and Braemar continue to benefit from Lismore’s high quality service and efficient execution of debt placement transactions. These benefits include running a competitive process that expects to achieve the most competitive terms in the market, achieving lower spreads on new debt, and increased annual interest savings.

RED Hospitality & Leisure is a leading provider of watersports activities and other travel & transportation services in the U.S. Virgin Islands. We remain excited for the future growth prospects of the company, including: opportunities to expand into several other hotels at our advised REIT platforms; expansion in the USVIs; and expansion in the Caribbean market. To that end, in the second quarter, the company executed a long-term agreement with the Westin St. John to provide ferry services for guests and employees when the resort reopens in early 2019, which is expected to generate Adjusted EBITDA of approximately $700,000 to $800,000 annually at the company level. This contract represents meaningful performance upside to RED Hospitality and Ashford. Additionally, we remain very excited for other opportunistic growth verticals including Key West. The company generated $914,000 of revenue and $153,000 of Adjusted EBITDA year-to-date through the third quarter as we continue to make progress on analyzing and executing on attractive growth opportunities.

We remain excited about the growth opportunities for OpenKey, the leading independent mobile key platform, and Pure Wellness, the leading provider of hypo-allergenic and wellness rooms in the hospitality space. OpenKey continues to gain traction with approximately 10,700 rooms under contract with access to 15 hotel brands and portfolios across its current customer base supported by its international offices and independent resellers globally. In the third quarter, revenue growth was 318% compared to the prior year, and year-to-date revenue growth was 452% compared to the prior year. Additionally, Pure Wellness has approximately 2,800 rooms under contract representing 195 hotels. We remain excited about the opportunistic returns the Pure Wellness program can bring to hotels and hotel owners supported by the many new initiatives that have been implemented throughout the year.

We continue to remain active in evaluating additional investments in operating companies, and we hope to share some more details on that front in the upcoming quarters.

That concludes our prepared remarks and we will now open the call up for Q&A.

Robison Hays

Thank you for joining us on our third quarter earnings call and we look forward to speaking with you again on our next call in early 2019.